UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 16, 2005

NOBLE ENERGY, INC.

(Exact name of Registrant as specified in its charter)

Delaware	001-07964	73-0785597
(State or other jurisdiction of	Commission	(I.R.S. Employer
incorporation or organization)	File Number	Identification No.)

100 Glenborough, Suite 100
Houston, Texas		77067
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (281) 872-3100

(Former name, former address and former fiscal year, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On May 9, 2005, Noble Energy, Inc. (the “Company”) entered into a consulting agreement with Thomas J. Edelman commencing on the Effective Time (as defined in the Merger Agreement described below) of the merger (the “Merger”) of Patina Oil & Gas Corporation (“Patina”) with Noble Energy Production, Inc., a wholly-owned subsidiary of the Company (“NEPI”).  Prior to the Effective Time, which occurred on May 16, 2005, Mr. Edelman served as Chairman, Chief Executive Officer and President of Patina.  Pursuant to the Agreement and Plan of Merger, dated December 15, 2004, as amended (the “Merger Agreement”), between the Company, Patina and NEPI, at the Effective Time, the Company appointed Mr. Edelman to the Company’s board of directors.

The Company entered into the consulting agreement in order to retain the services of Mr. Edelman as an independent contractor of and consultant for the Company for a period of twelve months following the Effective Time.  Mr. Edelman will provide the Company with advice on specific matters, with a principal focus on the integration of Patina’s operations into the operations of the Company.  The Company will pay Mr. Edelman the sum of $50,000 monthly and provide certain benefits to Mr. Edelman throughout the term of the consulting agreement.

The foregoing description is qualified in its entirety by reference to the consulting agreement, a copy of which is attached hereto as Exhibit 10.1 and is incorporated  herein by reference.

Effective May 16, 2005, the Company entered into its customary form of indemnity agreement with each of Mr. Edelman and Jeffery L. Berenson, newly appointed directors of the Company.  The form of the indemnity agreements entered into between the Company and the Company’s directors is filed as Exhibit 10.18 to the Company’s Annual Report on Form 10-K for the year ended December 31, 1995.

Item 2.01 Completion of Acquisition or Disposition of Assets.

As previously announced, effective May 16, 2005, Patina, merged with and into NEPI pursuant to the Merger Agreement.  As a result of the Merger, the Company issued approximately 27.8 million shares of common stock and paid an aggregate of approximately $1.1 billion to the former stockholders of Patina.  A copy of the Merger Agreement, which has been filed as Appendix A to the Company’s Registration Statement on Form S-4, filed with the Securities and Exchange Commission (the “Commission”) on January 24, 2005, is incorporated into this Item 2.01 by reference.  A copy of the Amendment Agreement, dated as of May 3, 2005, to the Merger Agreement, which has been filed as Exhibit 2.1 to the Company’s Form 425, filed with the Commission on May 4, 2005, is incorporated into this Item 2.01 by reference.  A copy of the press release announcing the closing of the Merger, which has been filed as Exhibit 99.1 to the Company’s Current Report on Form 8-K, filed with the Commission on May 16, 2005, is incorporated into this Item 2.01 by reference.

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

On May 16, 2005, in accordance with the Merger Agreement, the Company increased the size of its board of directors by two members and appointed Thomas J. Edelman and Jeffrey L. Berenson (collectively, the “New Directors”), who served as members of the Patina board of directors, to fill the vacancies created by such increase.  At this time, neither of the New Directors has been appointed to a committee of the Company’s board of directors.  The Company will file an amendment to this Current Report on Form 8-K to report any such appointment within four business days after the information is determined or becomes available.

Item 9.01 Financial Statements and Exhibits.

(a)           Financial Statements of Businesses Acquired.  The required financial statements of Patina will be filed by amendment to this Current Report on Form 8-K no later than 71 calendar days after the date on which this Current Report on Form 8-K is due.

(b)           Pro Forma Financial Information.  The required pro forma financial information will be filed by amendment to this Current Report on Form 8-K no later than 71 calendar days after the date on which this Current Report on Form 8-K is due.

(c)           Exhibits. The following exhibits are furnished as part of this current Report on Form 8-K:

10.1 Consulting Agreement, dated May 9, 2005 but commencing at the Effective Time, by and between Noble Energy, Inc. and Thomas J. Edelman.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

NOBLE ENERGY, INC.

Date: May 19, 2005	By:	/s/ Arnold J. Johnson
Arnold J. Johnson
Vice President, General Counsel & Secretary

INDEX TO EXHIBITS

Item	Exhibit
10.1	Consulting Agreement, dated May 9, 2005 but commencing on the Effective Time, by and between Noble Energy, Inc. and Thomas J. Edelman.